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Exhibit 5                 BLACK DIAMOND ADVISORS, INC.
- ---------                       230 Park Avenue
                                   Suite 635
                              New York, NY  10169



                                                                   June 28, 1996

Monaco Finance, Inc.
370 17th Street, Suite 5060
Denver, Colorado 80202

Attention: Mr. Morris Ginsburg
           and Irwin L. Sandler, Esq.


          RE:  12% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2001
               --------------------------------------------------

          This letter agreement is in reference to the purchase agreement ("Purchase Agreement") dated January 9, 1996 between Black Diamond Advisors, Inc. ("Black Diamond"), certain other purchasers, and Monaco Finance, Inc. ("Monaco"), and the related Indenture dated January 9, 1996 (the "Indenture"). Terms are used herein, unless otherwise defined, as defined in the Indenture.

          For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Black Diamond and Monaco hereby agree as follows:

          1. Notwithstanding anything contained to the contrary in the Purchase Agreement, the Indenture, the Notes or any related agreements, the initial Conversion Price for any Notes issued (i) on or prior to January 9, 1996 (the "Existing Notes") shall be $4 per share (without any adjustment pursuant to Section 10.11 of the Indenture); and (ii) after January 9, 1996 (the "Additional Notes") shall be $3 per share, subject in the case of this (ii) to the Conversion Price adjustment set out in the proviso to Section 10.01(a)(ii) of the Indenture, except that the price pursuant to sub-section (B) of said proviso shall be $3 per share. It is understood and agreed that the preceding provisions of this Section 1 shall not be effective (and the Conversion Prices provided as of the date hereof in the relevant agreements shall remain applicable) unless and until Monaco obtains any necessary shareholder approval therefor to the extent required by NASDAQ in connection with Monaco's NASDAQ listing agreement. Monaco agrees to immediately provide written notice to Black Diamond upon the vote by its shareholders on the terms of this letter agreement. If the shareholders approve such terms, the provisions of Section 1(i) and (ii) hereof shall be automatically and fully effective upon such approval. If the shareholders do not approve such terms, then the execution of this letter agreement shall constitute notice by Black Diamond of its intent to purchase or have Subsequent Purchasers purchase Additional Notes and the conversion price for the Additional Notes shall be the closing price of Monaco's common stock on the day immediately preceding the date of
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execution of this letter agreement by Monaco and Black Diamond; provided that such conversion price shall only be effective if Black Diamond actually exercises such purchase option within 15 days of the receipt by Black Diamond of written notice of the disapproval by the shareholders. If Black Diamond does not exercise such option within such period of time, Black Diamond's notice to purchase shall be deemed to be revoked and thereafter Black Diamond shall continue to have the right to exercise its option to purchase (or to have Subsequent Purchasers purchase) Additional Notes, and the conversion price for the Additional Notes shall be determined in accordance with the terms of the Indenture and the related agreements including between Black Diamond and Monaco.

          2. The option period during which Black Diamond may exercise its rights to require Monaco to issue and sell additional Notes as contemplated by
Section 2.B of the Purchase Agreement and pursuant to any agreements between Black Diamond and Monaco, shall be extended to the later of the date in (a) and
(b) of this Section 2. Section 2.B of the Purchase Agreement (and any necessary provisions in any related agreements between Black Diamond and Monaco) shall as soon as possible be amended to further document such extension including in the case of such Section 2.B by (i) deleting the date "January 9, 1998" where it appears in such Section 2.B and replacing it with "the date which is the later
                                                                         -----
of (a) 24 months after Monaco's S-3 Registration Statement for the Conversion Shares (as defined in the Purchase Agreement) relating to Notes is declared effective by the Securities and Exchange Commission, and (b) 24 months after the Company has received requisite shareholder approval for the issuance of Notes contemplated by Section 1(ii) above to the extent required in accordance with applicable NASDAQ requirements."

          3. Except to the extent modified by Sections 1 and 2 above, all terms of the Operative Documents (as defined in the Purchase Agreement) and the Notes (and any related agreements between Black Diamond and Monaco) remain in full force and effect.

          4. Each of Monaco and Black Diamond agrees to diligently and in good faith pursue to take such actions as may be necessary to accomplish the intent of this letter agreement (including the implementation of Section 1(i) and (ii)). Monaco hereby agrees to take any and all necessary and appropriate corporate action (including properly presenting to its shareholders for any required shareholder votes the documentation to effect (i) (X) below) and other action, and to obtain any necessary consents, to (i) (X) authorize the issuance of the Notes, if any, as contemplated by Section 2.B of the Purchase Agreement and this letter agreement as soon as possible, and (Y) cause the aforesaid S-3 Registration Statement to be declared effective by the Securities and Exchange Commission, as soon as practicable; all of the foregoing in this sub-section (i) in accordance with all applicable law, NASDAQ requirements and agreements; and
(ii) subject to the receipt of any necessary Noteholder approval, to duly amend the Notes and any related agreements including the Operative Documents and any other agreements between Black Diamond and Monaco, as soon as practicable and all in a manner and pursuant to amendment and modification documentation satisfactory to Black Diamond and Monaco; it being understood, however, that such amendment and modification shall not become effective until Monaco has received requisite shareholder approval to the extent required in accordance with applicable NASDAQ requirements. Monaco hereby agrees to advise Black Diamond in writing as soon as each of (i)(X) or (Y) or (ii) of this section is achieved, and to provide Black Diamond

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with evidence satisfactory to Black Diamond of compliance herewith (including evidence of execution of any necessary amendments by all necessary parties including Monaco and the Trustee).

          5. Monaco hereby undertakes and agrees as follows with respect to its management: Monaco shall ensure that its Board of Directors ("Board") have Board meetings including by having telephonic Board meetings at least monthly, have Board meetings with actual attendance at least quarterly, and reasonably prior to each Board meeting, providing the Board members (and Jim Walker and Steve Deckoff if Black Diamond notifies Monaco that it has determined to exercise its rights to have any such person act as an observer at Board meetings) with a monthly Board information package which includes reasonable information requested by Board members (and Black Diamond if it determines to exercise the aforesaid observer rights).

          6. Each of Black Diamond and Monaco acknowledges and agrees that by this letter agreement, Black Diamond and Monaco do not waive any of their respective rights or remedies in connection with the Indenture or the other Operative Documents, the Notes or otherwise all of which are expressly reserved. Monaco hereby agrees, without limiting any other rights of Black Diamond under the Indenture and the other Operative Documents or otherwise, on demand to pay or reimburse Black Diamond for 50% of all of its counsel fees and disbursements in connection herewith and any amendments contemplated by Section 4 hereof.

          7. This letter agreement shall be governed by the laws of the State of New York.

          By signing below, Black Diamond hereby represents and warrants that this letter agreement has been duly authorized by all necessary corporate action on its part and Monaco hereby represents and warrants that within three business days of the date of this Agreement, this letter agreement shall have been duly authorized by all necessary corporate action (including Board approval) on its part.

          Kindly acknowledge Monaco's agreement to the provisions hereof by having Monaco's duly authorized signatory sign this letter agreement where indicated below and returning it to the undersigned by not later than June 28, 1996.

                         Very truly yours,
                         BLACK DIAMOND ADVISORS, INC.


                         By  /s/ Stephen H. Deckoff
                            -----------------------
                            Name: Stephen H. Deckoff
                            Title: President

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          The above terms of this letter agreement are hereby acknowledged and agreed to in all respects by Monaco.

                         MONACO FINANCE, INC


                         By  /s/ Irwin L. Sandler
                            ----------------------
                            Name: Irwin L. Sandler
                            Title: Executive Vice President
                            Date: 6/28/96

          By signing where indicated below, each of Morris Ginsburg and Irwin L. Sandler agree to vote any and all of their shares or shares which they control (including Milton Karsh's) of Monaco to approve the actions contemplated by
Section 4(i) of this letter agreement if Morris Ginsburg and Irwin Sandler believe, at the time of the shareholder vote, that the same is in the best interests of Monaco.



    /s/ Morris Ginsburg            /s/ Irwin L. Sandler
- ---------------------------    ----------------------------
MORRIS GINSBURG                IRWIN L. SANDLER

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